As filed with the Securities and Exchange Commission on March 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SAGIMET BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5991472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

155 Bovet Road, Suite 303

San Mateo, CA 94402

(650) 561-8600

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Non-Qualified Stock Option Inducement Awards

(Full title of the plans)

David Happel

President and Chief Executive Officer

Sagimet Biosciences Inc.

155 Bovet Road, Suite 303

San Mateo, CA 94402

(650) 561-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey
Jennifer Porter

Goodwin Procter LLP

3025 John F Kennedy Blvd

Philadelphia, PA 19104

(445) 207-7805

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration on Form S-8 registers shares of Series A common stock, $0.0001 par value per share (the “Common Stock”), of Sagimet Biosciences Inc. (the “Registrant”) issuable pursuant to equity awards granted by the Registrant to certain individuals in the amounts and on the dates detailed below (the “Inducement Awards”).

•	Non-qualified stock options to purchase 643,548 shares of Common Stock granted to five employees on May 6, 2024; and

•	Non-qualified stock options to purchase 252,435 shares of Common Stock granted to four employees on October 1, 2024.

Each Inducement Award was approved by the Registrant’s Compensation Committee of the Board of Directors as an inducement material to the individual’s acceptance of employment with the Registrant in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the Registrant’s 2023 Stock Option and Incentive Plan (the “2023 Plan”) and its predecessor plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the person to whom the Inducement Award has been granted as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant, filed or to be filed with the Commission, are incorporated by reference in this Registration Statement as of their respective dates:

(a)                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 12, 2025;

(b)                the Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2025, February 14, 2025, March 11, 2025, and March 12, 2025;

(c)                 the description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-41742) filed with the Commission on July 11, 2023, together with any amendment thereto filed with the Commission for the purpose of updating such description; and

(d)                 all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The registrant has adopted provisions in its Eleventh Amended and Restated Certificate of Incorporation (“Charter”) and second amended and restated Bylaws (“Bylaws”), each to be effective upon the closing of the registrant’s initial public offering, that limit or eliminate the personal liability of the registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, the registrant’s directors and officers will not be personally liable to the registrant or its stockholders for monetary damages or a breach of fiduciary duty in their capacities and directors and officers, except for liability:

●	for any breach of a director or officer’s duty of loyalty to the registrant or its stockholders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	for any transaction from which the director or officer derived an improper personal benefit;
●	arising from any claim brought by or in the right of the registrant; and
●	arising under Section 174 of the DGCL for directors.

These limitations of liability do not alter director and officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Bylaws provide that:

●	the registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
●	the registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the registrant, subject to limited exceptions.

The registrant has entered into indemnification agreements with each of its directors and officers. These agreements provide that the registrant will indemnify each of its directors, officers and, at times, their affiliates to the fullest extent permitted by the DGCL. The registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, officer or affiliate in connection with any proceeding in which indemnification is available and the registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the registrant or in furtherance of the registrant’s rights. Additionally, certain of the registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the registrant has agreed in the indemnification agreements that its obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description

4.1	Eleventh Amended and Restated Certificate of Incorporation of Sagimet Biosciences Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41742) filed on July 18, 2023).

4.2	Second Amended and Restated Bylaws of Sagimet Biosciences Inc. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as amended (File No. 001-41742) filed on July 18, 2023).

4.3	Form of Series A Common Stock Certificate of Sagimet Biosciences Inc. (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-272901) filed on June 23, 2023).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Form of Inducement Option Award Agreement (Incorporated by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K (File No. 001-41742) filed on March 12, 2025).

107*	Filing fee table.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 12th day of March, 2025.

SAGIMET BIOSCIENCES INC.

By:	/s/ David Happel
	Name:	David Happel
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of David Happel and Thierry Chauche, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ David Happel	President, Chief Executive Officer and Director	March 12, 2025
David Happel	Principal Executive Officer

/s/ Thierry Chauche	Chief Financial Officer	March 12, 2025
Thierry Chauche	Principal Financial and Accounting Officer

/s/ George Kemble, Ph.D.	Executive Chairman of the Board	March 12, 2025
George Kemble, Ph.D.

/s/ Elizabeth Grammer, Esq.	Director	March 12, 2025
Elizabeth Grammer, Esq.

/s/ Merdad Parsey, M.D., Ph.D.	Director	March 12, 2025
Merdad Parsey, M.D., Ph.D.

/s/ Jennifer Jarrett	Director	March 12, 2025
Jennifer Jarrett

/s/ Beth Seidenberg, M.D.	Director	March 12, 2025
Beth Seidenberg, M.D.

/s/ Anne Phillips, M.D.	Director	March 12, 2025
Anne Phillips, M.D.

/s/ Paul Hoelscher	Director	March 12, 2025
Paul Hoelscher

/s/ Tim Walbert	Director	March 12, 2025
Tim Walbert